Exhibit 99(a)



 IBP FINALIZING AMENDMENTS TO PREVIOUS DISCLOSURE STATEMENTS IN
                     RESPONSE TO SEC REVIEW
      Company Updates Investors on Review of DFG Subsidiary


DAKOTA DUNES, S.D. --- February 22, 2001 --- IBP, inc. (NYSE:IBP) reported today it is in the process of finalizing certain amendments to disclosure statements filed by the company with the SEC in 2000.

IBP stated the amendments will reflect revisions the company has agreed to make in response to an SEC review of various filings made by the company in 2000. The amendments will also include revisions based upon the results of the company's investigation of financial results at its DFG Foods subsidiary.

The disclosure statements that will be amended and filed with the SEC include: IBP's Annual Report on Form 10-K for the fiscal year ended December 25, 1999; the Quarterly Reports on Form 10-Q for the 13 weeks ended March 25, 2000, the 26 weeks ended June 24, 2000 and the 39 weeks ended September 23, 2000, respectively; and the Current Report on Form 8-K dated November 3, 2000. IBP said that it expects to file the amendments with the SEC as promptly as possible. The principal matters involve:

1. Revisions to previously issued financial statements with respect to:

     * A restatement of certain previously reported financial information to reflect adjustments related principally to inventory, accounts receivable and accrued liabilities resulting from misstatements or irregularities at the company's Foodbrands America's DFG subsidiary. The company had previously announced, in a press release dated January 26, 2001, that these adjustments could result in an additional charge of as much as $47 million in pre-tax earnings. This additional charge has been finally determined to be $44.9 million (or $0.26 per fully diluted share,) and includes a $15.5 million charge to the 4th quarter of 1999, an aggregate of $17.4 million in charges to the first 3 quarters of 2000 (including an impairment charge of $5.8 million in the 2nd quarter to reflect the write-off of an earn-out payment to the seller of the DFG business, ultimately determined by the company not to have been earned) and a $12 million charge to the 4th quarter of 2000. These charges will primarily increase the cost of products sold and selling, general and administrative expenses for the affected periods.



     * Applying 'variable plan' accounting principles to account for options to acquire an aggregate of approximately 2 million shares of the company's common stock granted to officers of the company during the period 1993 to 2000 under the company's 1993 Stock Option Plan and 1996 Stock Option Plan. The application of 'variable plan' accounting principles under APB Opinion No. 25, will have the effect of a non-cash charge or credit (based on fluctuations in the trading price of the common stock as compared to the strike price for such options) to the compensation expense portion of the company's selling, general and administrative expenses in various periods presented. The company is still in the process of calculating the dollar impact on each of the periods presented..

     * Expanded reportable business segment information for the company, as well as associated disclosures. These disclosures will have no impact on the consolidated financial results of the company.

2.        Final resolution of the following two matters:

     * A write-down of long-lived assets at the DFG business unit to recognize an impairment in the value of such assets. The possibility of an impairment charge had been identified by the company in a press release issued on January 26, 2001. The write-down will result in a non-cash, pre-tax nonrecurring charge in 2000 of up to a maximum of $108 million, which is the carrying value of the long-lived assets of the company's DFG Subsidiary on the company's
     balance sheet.   This impairment charge may or may not
     affect previously reported results.   A final determination
     of what portion of the carrying value will be taken as an impairment charge has not been made.

     * As previously disclosed on the company's Report on Form 10-Q for the 3rd quarter of 2000, the company will adopt the provisions of SAB 101, as required in 2000. The company is still in the process of determining the impact of adopting this guidance.

DFG Subsidiary Update

In a related matter, IBP said that its counsel is finalizing a forensic investigation, assisted by IBP's forensic consultants at PricewaterhouseCoopers, into the causes and responsible parties giving rise to the misstatements and irregularities at DFG.

"We are determined to get to the bottom of the problems at DFG and take whatever actions are appropriate and necessary in response to issues uncovered in our investigation. After completing the investigation, IBP will pursue all parties responsible for the misrepresentations and inaccuracies identified. We intend to protect the interests of IBP shareholders by seeking restitution."

As previously reported, IBP has provided detailed updates to Tyson Foods, Inc. on the SEC review of filings made by IBP in 2000, as well as on IBP's internal audit investigation of its DFG subsidiary. In January, Tyson and IBP entered a definitive merger agreement under which Tyson will acquire all of the outstanding shares of IBP in a cash tender offer, stock exchange offer and merger. Also as previously announced, Tyson has extended the expiration date of the cash tender offer aspect of the agreement until February 28, 2001 at 12:00 midnight, New York City time.

Forward Looking Statements

Certain statements contained in this communication are ``forward-looking statements'', such as statements relating to future events and the proposed Tyson acquisition of IBP. These forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Among the factors that may cause actual results to differ materially from those expressed in, or implied by, the statements are the following:
(i) including the company's statements regarding the anticipated effect of the above-described restatements and adjustments and the expected filing date of the above-described amendments, (ii) the risk that IBP may not satisfactorily resolve its issue with the SEC to Tyson's satisfaction, (iii) the risk that Tyson and IBP will not successfully integrate their combined operations;
(iv) the risk that Tyson and IBP will not realize estimated synergies; (v) unknown costs relating to the proposed transaction; (vi) risks associated with the availability and costs of financing, including cost increases due to rising interest rates; (vii) fluctuations in the cost and availability of raw materials, such as feed grain costs; (viii) changes in the availability and relative costs of labor and contract growers;
(ix) market conditions for finished products, including the supply and pricing of alternative proteins; (x) effectiveness of advertising and marketing programs; (xi) changes in regulations and laws, including changes in accounting standards, environmental laws, and occupational, health and safety laws;
(xii) access to foreign markets together with foreign economic conditions, including currency fluctuations; (xiii) the effect of, or changes in, general economic conditions; and (xiv) adverse results from on-going litigation. IBP undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.


About IBP, inc.

Headquartered in Dakota Dunes, South Dakota, IBP has more than 60 production sites in North American, joint venture operations in China, Ireland and Russia and sales offices throughout the world. The company, which generates annual sales of $16 billion, employs 50,000 people.

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Contacts: Gary Mickelson, IBP Public Affairs Department
          (605) 235-2061

          Robert Mead, Gavin Anderson & Co.
          (212) 515-1960

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